Exhibit 4.65

English Translation

Agreement on Co-Construction Transformer Substation

Contract No.: QT220070135

Party A: China Electric Equipment Group Co., Ltd.

Address:

Representative:

Party B: CEEG (Nanjing) PV-Tech Co., Ltd.

Address: No. 123, West Focheng Road, Jiangning Economic & Technical Development Zone, Nanjing

Representative:

WHEREAS

Basic Information: In order to meet the production demand of Party A and Party B, both parties jointly make financial contribution for co-n construction of 110KV transformer substation. Party A is responsible for the whole construction of transformer substation, purchase of materials, civil engineering, installation, adjustment and initiation, conclusion of contracts with other party for the construction, undertaking the liabilities of contracts, and obtaining the license and relevant approval documents.

To clarify the rights and obligations of both parties, the terms and conditions are concluded as follows:

1. Location: Nanjing Science & Technology Park of China Electric Equipment Group Co., Ltd.

2. Project Schedule: electricity formally supplied in the late April 2008.

3. Total capacity of electric power and declared electricity utilization:

3.1 The total capacity of substation is 31500KVA.

3.2 Electricity utilization declared by both parties: (Unit: KVA)

Name of Company	CEEG PV-Tech	CEEG
Declared Capacity	15000	11930

4. Total investment and expenses

4.1 Total investment for the project is predicted up to RMB 35,000,000 (RMB thirty-five million) and settled after construction according to actual expenses.

4.2 50% of the construction expenses are shared by both parties according to declared electricity utilization.

5. Payment Schedule of Construction Expenses (Unit: ten thousand RMB)

Time	October	Late October	Early November	Quality Assurance Deposit
Amount	500	550	612.5	87.5
Payment of Party A	221.5	243.65	271.34	38.76
Payment of Party B	278.5	306.35	341.16	48.74
Note	55.7% of 50% of current investment amount shall be paid by Party B according to the construction schedule;

44.3% of 50% of current investment amount shall be paid by Party A according to the construction schedule.

6. Property right of substation

The property right of Party B to the substation accounts for 55.7% of total amount of property right of both parties.

7. Expenses of operation, maintenance and management of substation

The expenses resulting from operation, maintenance and management of the substation are shared by both parties according to the proportion of electricity utilization declared.

8. Declared capacity of electricity utilization and adjustment

8.1 Party B utilizes electricity according to the proportion of 55.7% of total capacity of electricity utilization of both parties. Party B may increase the capacity of electricity utilization upon the written consent of Party A.

8.2 In case of any adjustment of electricity utilization capacity, both parties shall undertake construction expenses according to new proportion of electricity utilization.

9. Quality

Party A is liable for the substation construction in conformity with relevant national standards in order to pass the inspection conducted by relevant authorities for operation.

10. Liability for Breach of Contract

If Party A or Party B fails to perform any of its obligations on time, it shall be settled by both parties through negotiation.

11. Jurisdiction

Any dispute arising from the performance of this Contract shall be submitted to the people’s court of first instance with jurisdiction where the substation is located.

12. Miscellaneous

12.1 Party B is entitled to supervise the course of substation construction, access to detailed investment information of the project and check the utilization of project expenses.

12.2 Party A is in charge of necessary external negotiation in connection with the performance of the Contract and operation during late period, while Party B shall provide the full cooperation, and undertake relevant obligations such as vehicle utilizations expenses, public relation expenses, etc.

12.3 The wastage of electricity in circuit and equipment shall be borne by both parties according to the proportion of electricity utilization declared.

12.4 Party A shall provide duplicates of all materials and documents with seal affixed such as finance, technique documents, contracts, approvals, etc to Party B for reference to the detailed information of the substation.

12.5 Any issues not included in this Contract shall be settled through negotiation between both parties.

12.6 This Contract is executed in quadruplicate with two counterparts for each party and becomes effective upon sealed.

(No text below)

Party A: China Electric Equipment Group Co., Ltd. (Seal)

Authorized representative: /s/

Date:

Party B: CEEG (Nanjing) PV-Tech Co., Ltd.

Authorized representative: /s/

Date: November 2, 2007

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